Exhibit 10.12
     Javier Baz Employment Agreement
     Lifeline Therapeutics, Inc. (the “Company”) does not have a written agreement with Mr. Baz governing his employment as Chairman of the Board of Directors of the Company. However, the Board of Directors of the Company has approved a compensation package for Mr. Baz as follows:
     For Mr. Baz’s service as Chairman of the Board of Directors of the Company for a period from October 1, 2005 through September 30, 2006 (in addition to the cash compensation being paid to him as a director and a member of the executive committee of the Board of Directors): For each month of service during this term, Mr. Baz will receive warrants to purchase 10,000 shares of common stock of the Company at an exercise price equal to the volume weighted average trading price of common stock on the Wednesday of each month that immediately precedes the last Thursday of that month. If that Wednesday is not a trading day, then the exercise price will be equal to the volume weighted average trading price on the first trading day immediately preceding that Wednesday. Each warrant will be issued at the close of business on the trading day on which its exercise price is determined, and it will expire at the close of business on the second anniversary of that trading day.